Exhibit 99.1

Press Release
Pinnacle Airlines Aircraft Accident

Pinnacle Airlines (NASDAQ: PNCL), Memphis, Tenn. October 15, 2004. A Pinnacle Airlines repositioning flight was involved in an accident last night at 10:30 p.m. Central Time. The incident occurred just outside Jefferson City, MO. The flight departed Little Rock, AR at approximately 9:21 p.m. Central Time and was enroute to Minneapolis – St. Paul, MN. There were no passengers or flight attendant on board. The two pilots on board the aircraft did not survive the incident.

“I am greatly saddened by the loss of our crew,” said Philip H. Trenary, President & CEO of Pinnacle Airlines. “My prayers and the prayers of all Pinnacle People are with their family and loved ones.”

The flight was operated with a Canadair Regional Jet. This aircraft has a capacity of 50 passengers, two pilots and one flight attendant. The aircraft operating this specific flight was delivered to Pinnacle on May 18, 2000, and was new at the time of delivery. The aircraft had flown 10,161 hours and had been inspected in accord with FAA regulations and manufacturer specifications. The major inspections revealed no major findings.

The pilots were Captain Jesse Rhodes and First Officer Richard Peter Cesarz. Captain Rhodes joined Pinnacle in February 2003. Previously, he had been a Captain at another regional airline and had accumulated over 6,700 flight hours. First Officer Cesarz joined Pinnacle in June 2004.

Pinnacle Airlines is cooperating with the National Transportation Safety Board on this investigation.

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44- and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis — St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,800 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.